Exhibit 10.15

Please be advised that certain identified information has been excluded in this Exhibit because it is the type of information that the registrant treats as private or confidential and is (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that has been redacted/omitted is symbolized by “[***]”.

FIFTH AMENDMENT TO
DISTRIBUTION AND SERVICES AGREEMENT

This Fifth Amendment to the Distribution and Services Agreement (this “Fifth Amendment”) is made by and between BioStem Technologies, Inc., a Florida corporation (“Company”) and Venture Medical, LLC, a Montana limited liability company (“Distributor”), and is effective as of December 17, 2025 (the “Fifth Amendment Effective Date”).

WHEREAS, the Parties entered into a Distribution and Services Agreement effective September 8, 2023 (the “Original Agreement”), as previously amended by the First Amendment to the Distribution and Services Agreement dated March 1, 2024 (the “First Amendment”), the Amended and Restated Second Amendment to the Distribution and Services Agreement dated October 8, 2024 (the “Amended and Restated Second Amendment”), the Third Amendment to the Distribution and Services Agreement dated June 1, 2025 (the “Third Amendment”), and the Fourth Amendment to the Distribution and Services Agreement dated July 17, 2025 (the “Fourth Amendment”). The Original Agreement, as amended by the First Amendment, the Amended and Restated Second Amendment, the Third Amendment, and the Fourth Amendment is referred to herein as the “Current Agreement”; and

WHEREAS, the Parties desire to amend certain provisions of the Current Agreement as set forth in this Fifth Amendment.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the Parties hereby agree as follows:

1.	Recitals; Definitions. Each and all of the foregoing recitals are true and correct and are incorporated herein by reference. All capitalized terms used but not defined in this Fifth Amendment shall have the meaning set forth in the Current Agreement.

2.	Consignment Arrangement. A new Section 6.A shall be added to the Original Agreement between Sections 6 and 7 and shall be set forth as follows:

6.A	Consignment Arrangement

(a) Consigned Product. Notwithstanding any other term in this Agreement, for the time period beginning on the Fifth Amendment Effective Date and ending on December 31, 2025 (“Consignment Order Period”), all Products ordered by Distributor from Company pursuant to any Stocking Orders shall be limited to the Vendaje AC® Products listed on Exhibit B of the Current Agreement and shall be supplied by Company to Distributor on a consignment basis, and Company agrees to supply or otherwise make available such consigned Product to Distributor on a consignment basis to be stored by Distributor at one of its Distribution Centers until such consigned Product is sold to an Account in accordance with the terms of this Agreement. Vendaje AC® Products ordered by Distributor during the Consignment Order Period shall be referred to in this Section 6.A as “Consigned Product.” Distributor shall first sell to Accounts all Consigned Product supplied by Company prior to selling any Product ordered by Distributor on or after January 1, 2026.

(b) Title and Risk of Loss of Consigned Product. Distributor acknowledges that Products provided to Distributor pursuant to this Section 6.A are provided as part of a consignment arrangement, and the relationship of Company and Distributor as to Consigned Product is that of a bailor and bailee, respectively. Consequently, until the moment the Consigned Products are delivered by Distributor to its designated shipping courier for shipment to an Account pursuant to a sale of the Consigned Product to such Account, Distributor shall at all times hold the Consigned Product on a consignment basis for Company and label (or otherwise designate) the Consigned Product as the property of Company. Title to, and sole risk of loss for, ordered Consigned Product shall transfer from Company to Distributor upon the delivery of Consigned Product to the Distributor’s designated shipping courier for shipment to an Account. Company shall retain title to the Consigned Products while such Consigned Products are in the care, custody or control of Distributor until such time that the Consigned Products are delivered to the Distributor’s designated shipping courier for shipment to an Account in accordance with a sale of Consigned Product by Distributor to such Account. Subject to the limitations of liability in Section 8, as between Company and Distributor, Distributor will have the risk of loss or damage to the Consigned Product while in possession of Distributor. In addition, Company shall:

(i)	Take reasonable measures to protect the Consigned Product from destruction, theft or loss while in the possession and/or control of Distributor;

(ii)	Keep the Consigned Product free and clear of all claims, encumbrances and liens;

(iii)	Keep the Consigned Product segregated from any inventories of Product where Distributor holds title to the Product; and

(iv)	Cooperate with and assist Company in connection with establishing and maintaining Company’s (i) title to the Consigned Product and (ii) priority of ownership interest in and to the Consigned Product as against claims of secured and unsecured creditors of Distributor.

(c) Delivery. Distributor shall receive each shipment of Consigned Product ordered by Distributor and sent to the address specified in the Stocking Order, which shall be one of Distributor’s Distribution Centers. All prices are F.O.B. origin, and are exclusive of all transportation, insurance, customs and import duties, value added and sales taxes and other charges relating to or arising out of the supply of the Consigned Products to Distributor or Account, which shall be the responsibility of Distributor to pay.

(d) Shipping of Consigned Product to Accounts. Upon the sale of Consigned Product to an Account, Distributor shall be responsible for arranging the shipping of the Consigned Product with its designated shipping courier and for the costs of packaging and shipping Product to the Account.

(e) Product Tracking, Inspection, and Storage of Consigned Product. As to the Consigned Product, Distributor shall (1) maintain appropriate records of all sales in accordance with the terms of Section 6(d), (2) inspect each shipment of Consigned Product in accordance with all requirements set forth in Section 6(e), and (3) store and maintain Consigned Product in accordance with the requirements in Section 6(f).

(f) Transfer of Consigned Product to Company. At any time and for any reason, Company may take all or any portion of the Consigned Product into its possession or its designee’s possession by providing Distributor notice of such intent, and upon the giving of such notice, Distributor shall promptly deliver or cause the delivery of such Consigned Product to Company or its designee, and Company shall reimburse Distributor’s reasonable actual costs of removal and return.

(g) Inspection by Company. Company, its employees and its agents may enter the Distribution Centers where the Consigned Product is stored upon reasonable, prior written notice to Distributor for the purpose of examining the Consigned Product, counting the Consigned Product or examining Distributor’s records regarding the Services hereunder. Such inspections shall occur during Distributor’s normal business hours provided that Company, its employees and agents abide by all reasonable established Distributor safety rules and security procedures.

(h) Price of Consigned Product. The purchase price payable by Distributor for Consigned Products sold (i.e., shipped) by Distributor to an Account during the Consignment Order Period shall be [***] per square centimeter of Consigned Product. The purchase price payable by Distributor for Consigned Products sold (i.e., shipped) by Distributor to an Account following the Consignment Order Period shall be at a price to be determined in a subsequent amendment or new agreement to be agreed in writing by the Parties prior to January 1, 2026. Distributor is solely responsible for remittance of any applicable tax, duty, custom or other fee imposed by any federal, state or local governmental authority on Consigned Product purchases.

(i)	Invoicing and Payment of Consigned Product.

(i)	Upon shipment of Consigned Product to an Account, Distributor shall notify Company of such Consigned Product sale and shipment date, at which point Company shall invoice Distributor for its purchase of the Consigned Product. Such shipment information shall be provided to the Company by Distributor on a daily basis during the Consignment Order Period.

(ii)	Distributor shall pay the amounts invoiced by Company for Consigned Product within [***] following the date of the invoice. For Consigned Product sold (i.e., shipped) by Distributor to an Account during the Consignment Order Period, Distributor is responsible for full payment of all amounts invoiced by Company for the Consigned Products regardless of the reimbursement, or potential for reimbursement, of any of the Consigned Products by CMS, net of invoiced amounts owed to Distributor by Company for bona fide services as provided in this Agreement. Invoice and payment terms for shipments of Consigned Product by Distributor to Accounts after the Consignment Order Period will be determined in a subsequent amendment or new agreement to be agreed to in writing by the Parties prior to January 1, 2026. Notwithstanding the foregoing, amounts invoiced by the Company that are related to orders for which an active appeal by the Account is in process shall not be due until the conclusion of such appeal and then only in such amount as may be appropriate and proportional given the outcome of the appeal.

(iii)	Any late payments shall bear interest at the lesser of the rate of one and one half percent (1.5%) per month or the highest rate permissible under Applicable Laws, calculated daily and compounded monthly, and Distributor shall reimburse and indemnify Company for all reasonable costs incurred by Company in collecting any late payments or interest, including attorney’s fees, court costs, and collection agency fees. Distributor shall be solely responsible for collecting payment from the Accounts and bear all risk of non-payment or late payment by such Accounts.

3.	Entire Agreement. The Current Agreement, as amended by this Fifth Amendment, constitutes the entire understanding to date of the Parties hereto regarding the subject matter of this Fifth Amendment and supersedes all prior and contemporaneous oral and written agreements of the Parties thereto with respect to the subject matter of this Fifth Amendment.

4.	Counterparts. This Fifth Amendment may be executed in any number of counterparts with the same effect as if all of the Parties to this Fifth Amendment had signed the same document. All counterparts shall be construed together and shall constitute one agreement. A signed copy of this Fifth Amendment delivered by facsimile, email, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have the same legal effect as delivery of an original signed copy of this Fifth Amendment.

5.	Conflicting Provisions. This Fifth Amendment is intended to supplement the Current Agreement, and the provisions of this Fifth Amendment and the Current Agreement shall be construed to the maximum extent possible in the manner necessary to avoid any conflict between their respective terms and conditions. In the event of any irreconcilable conflict between the terms of this Fifth Amendment and the Current Agreement, the terms of this Fifth Amendment shall govern and control.

[Signature page follows]

In WITNESS WHEREOF, the Parties have caused this Fifth Amendment to be executed as of the Fifth Amendment Effective Date by their respective duly authorized officers.

COMPANY:		DISTRIBUTOR: Venture Medical, LLC

BioStem Technologies, Inc.

By:	/s/ Jason Matuszewski	By:	/s/ J. Michael Schroder
Name:	Jason Matuszewski	Name:	J. Michael Schroeder
Title:	Chief Executive Officer	Title:	Executive Vice President

Date:	Dec 20, 2025	Date:	Dec 19, 2025

[Signature Page to Fifth Amendment to Distribution and Services Agreement]